Pursuant to Rule 424(b)(3)
                                                              File No. 333-64951


PROSPECTUS


                                 [LOGO OMITTED]



                           PALATIN TECHNOLOGIES, INC.

                         373,636 SHARES OF COMMON STOCK

           This Prospectus relates to the offering (the "Offering") of up to 373,636 shares (the "Registered Shares") of the common stock, $.01 par value per share (the "Common Stock") of Palatin Technologies, Inc. (the "Company"), which may be sold from time to time by the selling stockholders named in this Prospectus (the "Selling Stockholders"). The resale of the Registered Shares is covered by this Prospectus.

           The Common Stock is traded on The Nasdaq SmallCap Market(sm) (the "Nasdaq SmallCap"), under the symbol "PLTN." No other security of the Company is listed on any securities exchange or quoted in any over-the-counter market. On September 28, 1998, the last sale price of Common Stock as reported on the Nasdaq SmallCap was $3.00.

           The Selling Stockholders may, without limitation or notice to the Company, sell the Registered Shares from time to time directly to purchasers or through underwriters, brokers, dealers or agents, on securities exchanges, in the over-the-counter market, and/or in privately negotiated transactions. The price of the Registered Shares to the public will, therefore, depend on the time and nature of each sale. The Company will receive no proceeds from the sale of the Registered Shares. The Selling Stockholders will pay all underwriting discounts and selling commissions applicable to the sale of Registered Shares. Underwriting discounts and selling commissions will vary and may or may not apply to any given sale. The Company will bear all expenses, estimated at $50,000, relating to this registration of the Registered Shares including, without limitation, registration and filing fees, printing expenses, fees and expenses of counsel for the Company, and qualification or exemption of the Registered Shares under state securities laws. See "Use of Proceeds" and "Plan of Distribution."

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THE  REGISTERED  SHARES  OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK
FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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               THE DATE OF THIS PROSPECTUS IS OCTOBER 14, 1998



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                              AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and accordingly files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). All such reports, proxy statements and other information may be inspected and copied at the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549, and at its Regional Offices at Seven World Trade Center, 13th Floor, New York, NY 10048, and at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. The Company is an electronic filer, and the Commission maintains a Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The Common Stock is listed on the Nasdaq SmallCap, and reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington D.C. 20006.

           This Prospectus constitutes a part of a Registration Statement on Form S-3 filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act") (together with all amendments, schedules and exhibits thereto, the "Registration Statement"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.



                       DOCUMENTS INCORPORATED BY REFERENCE

           The following documents previously filed with the Commission are hereby incorporated by reference into this Prospectus:

           1. The Company's amended Annual Report on Form 10-KSB for the year ended June 30, 1998, as filed with the Commission on October 2, 1998;

           2. The Company's Annual Report on Form 10-KSB for the year ended June 30, 1998, as filed with the Commission on September 28, 1998; and

           3. The description of the Common Stock of the Company contained in its Registration Statement under the Exchange Act on Form 8-A filed on October 22, 1993.

           All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering to which this Prospectus relates shall be deemed to be incorporated by reference into this Prospectus and to be part of this Prospectus from the date of filing thereof.

           Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, in its unmodified form, to constitute a part of this Prospectus or such Registration Statement.

           The Company will provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any of the information that was incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). The address and telephone number to which such request is to be directed are:
Stephen T. Wills, Vice President, Palatin Technologies, Inc., 214 Carnegie Center, Suite 100, Princeton, NJ 08540, telephone (609) 520-1911.

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                                BUSINESS SUMMARY

           The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including "Risk Factors," and financial statements appearing elsewhere or incorporated by reference in this Prospectus.

           Certain statements in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: delays in product development; problems or delays with clinical trials; failure to receive or delays in receiving regulatory approval; lack of enforceability of patents and proprietary rights; lack of reimbursement; general economic and business conditions; industry capacity; industry trends; competition; material costs and availability; changes in business strategy or development plans; quality of management; availability, terms and deployment of capital; business abilities and judgment of personnel; availability of qualified personnel; changes in, or the failure to comply with, government regulations; and other factors referenced in this Prospectus. When used in this Prospectus, statements that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "anticipates," "plans," "intends," "expects" and similar expressions are intended to identify such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

GENERAL

           The Company is a development-stage pharmaceutical company dedicated to developing and commercializing products and technologies for diagnostic imaging and ethical drug development utilizing peptide, monoclonal antibody and radiopharmaceutical technologies. The Company is concentrating on the following products and technologies: (i) LeuTech(TM), an infection and inflammation imaging product ("LeuTech"), (ii) PT-14, a peptide hormone product for the treatment of sexual dysfunction ("PT-14"), and (iii) its Metal Ion-induced Distinctive Array of Structures ("MIDAS(TM)") metallopeptide technology ("MIDAS technology").

           LeuTech is the Company's radiolabeled monoclonal antibody-based product for the rapid diagnosis of sites of infection or inflammation. The Company has completed a Phase 2 multi-center clinical trial in which LeuTech was evaluated for its ability to diagnose equivocal appendicitis. The Company initiated multi-center Phase 3 clinical trials for diagnosis of equivocal appendicitis in September 1998. Following the completion of Phase 3 clinical trials, which the Company intends to complete during the first half of 1999, the Company plans to seek approval from the United States Food and Drug Administration ("FDA") to market LeuTech for the diagnosis of equivocal appendicitis. In addition, the Company plans to initiate Phase 2 clinical trials to evaluate LeuTech as an agent for diagnosing general infections. See "Products and Technologies in Development."

           PT-14 is currently under development for the treatment of male erectile dysfunction ("MED"). The Company believes that PT-14 will be different from currently available treatments for MED because its mechanism of action is through receptors found in the brain, and not through a direct effect on blood flow to the penis. PT-14 may be useful in treating patients that do not respond well to current therapies. In a double-blind clinical study, 80% of men achieved a clinically significant erectile response using PT-14. The Company intends to further evaluate PT-14 for MED in a larger patient population beginning in the fall of 1998. In addition, the Company plans to evaluate PT-14 as a treatment


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for women suffering from sexual dysfunction. Currently, PT-14 is administered as a subcutaneous injection. The Company, in collaboration with TheraTech, Inc., a publicly traded pharmaceutical and medical devices company ("TheraTech") and a Selling Stockholder hereunder, is working on developing an oral transmucosal delivery formulation of PT-14. See "Products and Technologies in Development" and "Selling Stockholders."

           MIDAS technology can be used for the rational design and development of therapeutic and diagnostic agents. The Company is engaged in research and development on a number of product opportunities for MIDAS technology, including use as an infection imaging agent and a therapeutic agent for treatment of obesity, and believes that MIDAS technology may have medical applications in a variety of areas, including immune disorders, cancers and cardiology. The Company has entered into a collaboration with Nihon Medi-Physics Ltd., a Japanese developer and manufacturer of radiopharmaceutical drugs ("Nihon"), to develop a MIDAS-based radiopharmaceutical agent. See "Products and Technologies in Development."

           The Company is at an early stage of development and has not yet completed the development of any products. Accordingly, the Company has not begun to market or generate revenues from the commercialization of any products. It will be a number of years, if ever, before the Company will recognize significant revenues from product sales or royalties. The Company's technologies and products under development will require significant time-consuming and costly research, development, pre-clinical studies, clinical testing, regulatory approval and significant additional investment prior to their commercialization, which may never occur. There can be no assurance that the Company's research and development programs will be successful, that its products will exhibit the expected biological results in humans, will prove to be safe and efficacious in clinical trials or will obtain the required regulatory approvals or that the Company or its collaborators will be successful in obtaining market acceptance of any of the Company's products. There can be no assurance that the Company will be successful in entering into strategic alliances or collaborative arrangements on commercially reasonable terms, if at all, or that such arrangements will be successful, or that the parties with which the Company will establish arrangements will perform their obligations under such arrangements. The Company or its collaborators may encounter problems and delays relating to research and development, regulatory approval, manufacturing and marketing. The failure by the Company to address successfully such problems and delays would have a material adverse effect on the Company. In addition, no assurance can be given that proprietary rights of third parties will not preclude the Company from marketing its proposed products or that third parties will not market superior or equivalent products.

PRODUCTS AND TECHNOLOGIES IN DEVELOPMENT

           LeuTech. The LeuTech kit system, which uses the Company's direct radiolabeling technology, is a murine (or mouse) monoclonal antibody-based product designed to be labeled with the diagnostic radioisotope technetium-99m. When labeled with technetium-99m, LeuTech is intended to be used for the rapid imaging and diagnosis of infections, occult abscesses (hidden sites of infection), and sites of inflammatory disease.

           Examples of typical occult abscesses include infections of the intra-abdominal area, such as intestinal, spleen, liver or urinary tract abscesses, as well as bone, prosthetic and other abscesses. As part of the body's immune response to an infection, large numbers of white blood cells migrate to and collect at the site of the infection. The concentration of white blood cells at the site of the infection can be used as the basis of detection. By using an agent that "tags" or labels the white blood cells with radioactivity, such as LeuTech, the site of the infection can be readily detected using a gamma camera. The Company intends initially to seek approval from the FDA to market LeuTech for diagnosis of equivocal (difficult to diagnose) appendicitis.

           The most specific procedure currently available for the nuclear medicine imaging of sites of infection involves white blood cells labeled with radioactivity outside of the patient's body. This white blood cell labeling procedures begins with the removal of blood from the patient, isolating white blood cells from the patient's blood, radiolabeling the white blood cells and injecting the radiolabeled white blood cells back into the patient. The radiolabeled white blood cells then localize at the site of the infection, and can be detected using a gamma camera. This procedure is expensive, involves risks to patients and technicians associated with blood handling, and generally takes between eight and twelve hours to generate a diagnostically useful image.

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           LeuTech has been formulated as a lyophilized, or freeze-dried, kit containing the modified antibody and reagents required for the radiolabeling process. Prior to use, LeuTech will be labeled with technetium-99m by a radiopharmacy or by a hospital's nuclear medicine department. After labeling, LeuTech is administered to the patient by intravenous injection, and rapidly binds to white blood cells present at the site of the infection or circulating in the blood stream. Using LeuTech, physicians can take a definitive image within 90 minutes of administration, permitting rapid imaging and detection of the site of infection.

           The Company submitted an Investigational New Drug Application ("IND") to the FDA on LeuTech, and Phase 1 and 2 clinical trials have been completed. The Phase 1 clinical trial was designed to test the safety and biodistribution of LeuTech. In this study, LeuTech was administered to 10 healthy volunteers who were monitored for adverse events and the results showed that there were no significant safety concerns associated with LeuTech administration.

           In the Phase 2 clinical trial, LeuTech was evaluated for its ability to diagnose equivocal appendicitis. The Phase 2 clinical trial enrolled 56 patients with a preliminary diagnosis of equivocal appendicitis at two medical centers. In the study, the commercial preparation of LeuTech demonstrated 88% accuracy and 100% sensitivity in the diagnosis of equivocal appendicitis. On July 23, 1998, the Company met with representatives of the FDA to discuss the LeuTech Phase 2 clinical results and to discuss the LeuTech Phase 3 clinical trials protocol. As a result of this meeting, the Company submitted a Phase 3 protocol and began Phase 3 clinical trials for the diagnosis of equivocal appendicitis in September 1998. The Company intends to complete Phase 3 clinical trials of LeuTech in the first half of 1999 and thereafter file regulatory applications with the FDA for approval to market LeuTech for diagnosis of equivocal appendicitis. There can be no assurance that the Company will successfully complete Phase 3 clinical trials, or that the FDA will ever approve an application to market LeuTech.

           The Company has also conducted LeuTech proof of principle trials in other infectious indications. LeuTech images have been obtained in indications such as osteomyelitis, abdominal abscesses, and pulmonary infections. In many cases LeuTech diagnostic images were obtained in under one hour. The Company intends to enter into Phase 2 clinical trials in late 1998 for a general infection imaging and detection indication.

           The Company has entered into an exclusive royalty-bearing license agreement with The Wistar Institute of Anatomy and Biology ("Wistar Institute") to use the antibody and cell line used for LeuTech for a defined field of use. Failure to meet the performance criteria for any reason or any other event of default under the license agreement leading to termination of the license agreement with Wistar Institute would have a material adverse effect on the Company. In addition, the Company has negotiated a long-term contractual arrangement for the manufacture of the purified antibody necessary for LeuTech. Such manufacture must be done under good manufacturing practices ("GMP") requirements prescribed by the FDA and other agencies. Certain steps in the manufacture of LeuTech, including contract manufacture of purified antibody, vialing and lyophilization, have been done under GMP. There can be no assurance that such contractors will be able to successfully manufacture purified antibody for LeuTech on a sustained basis, that such contractors will remain in the contract manufacturing business for the time required by the Company, or that the Company will be able to enter into such contractual arrangements as to other steps and components required to manufacture LeuTech.

           There can be no assurance that the Company's LeuTech development program will be successful, that the FDA will permit the Company's clinical trials to proceed as planned, that LeuTech will prove to be safe and efficacious in clinical trials, that LeuTech can be manufactured in commercially required quantities on a sustained basis at an acceptable price, that LeuTech will obtain the required regulatory approvals or that the Company or its collaborators will be successful in obtaining market acceptance of LeuTech. The Company or its collaborators may encounter problems and delays relating to research and development, regulatory approval, manufacturing and marketing of LeuTech.

           PT-14. PT-14, a stabilized peptide analog of the natural hormone alpha-MSH, is being developed by the Company for the treatment of MED. The Company believes that PT-14 will be different from currently available


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treatments for MED because its mechanism of action is through receptors found in the brain as compared to a direct effect on blood flow to the penis. PT-14 may be useful in treating patients who do not respond well to current therapies. In a double-blind clinical study using PT-14 conducted under an IND submitted to the FDA and held in the name of an investigator at the University of Arizona, eight out of 10 men achieved clinically significant erectile response. The Company intends to further evaluate PT-14 for MED in a larger patient population beginning in the fall of 1998. In addition, the Company plans to evaluate PT-14 as a treatment for women suffering from sexual dysfunction.

           In a recent study, the National Institutes of Health estimated that more than 20,000,000 men in the United States may be afflicted with some form of MED. Because of the large number of men believed to be afflicted with MED, the market for treatment of MED is believed to be in excess of several billion dollars per year. There is tremendous competition to develop and market drugs for treatment of MED.

           PT-14 is currently administered as a non-penile subcutaneous injection. The Company has initiated development efforts on an oral delivery formulation of PT-14, and has entered into an agreement with TheraTech, including a license to certain patents owned by TheraTech, to collaboratively develop an oral transmucosal delivery system for PT-14. There can be no assurance that the Company and TheraTech will be able to develop an acceptable oral transmucosal delivery system for PT-14, or any alternative oral delivery system, in any reasonable period of time or at acceptable costs, if at all. If an acceptable delivery system is developed, failure to meet performance criteria or any other event of default under the license agreement leading to termination of the license with TheraTech may have a material adverse effect on the Company.

           The Company has entered into an exclusive royalty-bearing license agreement with Competitive Technologies, Inc. ("Competitive Technologies") to develop and market PT-14. Failure to meet the performance criteria for any reason or any other event of default under the license agreement leading to termination of the license agreement with Competitive Technologies may have a material adverse effect on the Company.

           There can be no assurance that the Company's PT-14 development program will be successful, that PT-14 will prove to be safe and efficacious in clinical trials, or that PT-14 will obtain required regulatory approvals. There can be no assurance that, even if the Company is successful in receiving FDA market approval for PT-14, the Company or its collaborators will be able to successfully compete in the MED market. In addition, the Company or its collaborators may encounter problems and delays relating to research and development, regulatory approval, manufacturing and marketing of PT-14.

           MIDAS Technology. MIDAS is a novel peptide chemistry that may have broad applications in the pharmaceutical and radiopharmaceutical industries. The MIDAS technology combines a metal ion with a specially designed peptide, resulting in a biologically active molecule. Peptides, which are short chains of amino acids, play important roles in regulating a variety of biological functions. Natural peptides function by conforming or bending to fit specific molecules on cell surfaces, called receptors, thereby signaling the cell to initiate a biological activity. Some important biological functions that are affected in this manner include overall growth and behavior, inflammatory responses, immune responses and wound healing.

           In order to effectively regulate cell signaling, a peptide must bind to its target receptor with high affinity. The affinity of a peptide for its target receptor is highly dependent on its three-dimensional shape or conformation. Many naturally occurring peptides are flexible and can take on multiple conformations, allowing them to interact with more than one type of cell receptor, and to control multiple functions within the body. However, when such peptides are used as drugs, this multiple reactivity is a disadvantage as it may potentially lead to side effects. The ability to construct high-affinity, receptor-specific peptides offers a significant opportunity to develop potent receptor-specific drugs.

           The Company believes that its patent-pending MIDAS technology can be used to rationally design and produce receptor-specific drugs. Using MIDAS, highly stable metallopeptide complexes are formed, in which the metal ion locks


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or constrains the peptide into a specific conformation. By designing MIDAS peptides to mimic the conformation required for a specific receptor, a stable, receptor-specific drug, with high affinity and enhanced biological activity, can be made. Radiopharmaceutical products, which may be diagnostic or therapeutic, may be developed using radioactive metal ions in MIDAS peptides. Non-radioactive metal ions may be used in the development of biopharmaceutical MIDAS peptides.

           The Company is engaged in research and development on a number of product opportunities for its MIDAS technology, including use as peptide molecules for diagnosis of infection and for treatment of obesity. The Company believes that MIDAS technology may have medical applications in a variety of areas, including immune disorders, cancers and cardiology. The Company intends to seek to enter into strategic alliances or collaborative arrangements to provide additional financial and technical resources for MIDAS development.

           The Company entered into a License Option Agreement (the "Option Agreement") with Nihon and received an initial payment of $1,000,000 before Japanese withholding taxes of $100,000. Pursuant to the Option Agreement (i) Nihon has an option to exclusively license certain jointly developed radiopharmaceutical diagnostic products based on the Company's MIDAS technology and (ii) Nihon can maintain its option by making certain milestone payments based on progress in product development. Nihon may exercise its right to negotiate a license agreement for the Company's MIDAS technology at any time upon notice and payment of additional monies to the Company.

EXECUTIVE OFFICES

           The address of the Company's principal executive offices is Palatin Technologies, Inc., 214 Carnegie Center, Suite 100, Princeton, NJ 08540, and the telephone number is (609) 520-1911.



                                  RISK FACTORS

AN INVESTMENT IN THE REGISTERED SHARES IS HIGHLY SPECULATIVE IN NATURE, INVOLVES A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY PERSONS WHO CANNOT AFFORD A LOSS OF THEIR ENTIRE INVESTMENT. EACH PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY THE RISKS INHERENT IN AND AFFECTING BOTH THE BUSINESS OF THE COMPANY AND THE VALUE OF THE COMMON STOCK AND SPECULATIVE FACTORS INCLUDING, WITHOUT LIMITATION, THE FOLLOWING RISK FACTORS, AS WELL AS OTHER INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION.

           EARLY STAGE OF DEVELOPMENT; UNCERTAINTY OF PRODUCT DEVELOPMENT; TECHNOLOGICAL UNCERTAINTY. The Company is at an early stage of development. Accordingly, the Company has not begun to market or generate significant revenues from the commercialization of any products. It will be a number of years, if ever, before the Company will recognize significant revenues from product sales or royalties. The Company's technologies and products under development will require significant time-consuming and costly research, development, pre-clinical studies, clinical testing, manufacturing processes, regulatory approval and significant additional investment prior to their commercialization, which may never occur. There can be no assurance that the Company's research and development programs will be successful, that its products will prove to be safe and efficacious, that its products will obtain the required regulatory approvals, demonstrate substantial therapeutic or diagnostic benefit, experience no design or manufacturing problems, be manufactured on a large scale, be commercialized on a timely basis, be economical to market, or that the Company's products will receive market acceptance. The Company may be dependent on third parties for the development, manufacturing and marketing, including distribution and sales, of its proposed products. There can be no assurance that the Company will be successful in entering into strategic alliances or collaborative arrangements on commercially reasonable terms, if at all, that such alliances or arrangements will be successful, or that the parties with which the Company will establish alliances or arrangements will perform their obligations under such alliances or arrangements. The Company or its collaborators or licensees may encounter problems and delays relating to research and development, regulatory approval, manufacturing and marketing. The failure by the Company to successfully address


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such problems and delays would have a material adverse effect on the Company. In addition, no assurance can be given that proprietary rights of third parties will not preclude the Company from marketing its proposed products or that third parties will not market superior or equivalent products.

           HISTORY OF OPERATING LOSSES AND ACCUMULATED DEFICIT. The Company has incurred net operating losses since its inception (January 28, 1986) and, as of June 30, 1998, had an accumulated deficit of approximately $23,319,980, which has increased to date. The Company anticipates incurring additional losses over at least the next several years and such losses are expected to increase as the Company expands clinical trials and manufacturing efforts on LeuTech and continues research and development of PT-14 and MIDAS technology. To achieve profitability, the Company, alone or with others, must successfully develop its technologies and products, protect such products through safeguarding the Company's intellectual property, conduct pre-clinical studies and clinical trials, obtain required regulatory approvals and successfully manufacture and market such technologies and products. The time required to reach profitability is highly uncertain, and there can be no assurance that the Company will be able to achieve profitability on a sustained basis, if at all.

           NEED FOR ADDITIONAL FINANCING AND ACCESS TO CAPITAL. The Company has incurred negative cash flow from operations since its inception. The Company has expended, and will continue to expend in the future, if available, substantial funds to continue its research and development programs, including pre-clinical studies and clinical trials, to seek regulatory approval of its products, to develop manufacturing and marketing capabilities, and to fund the growth that is expected to occur if any of its proposed products are approved for marketing. Further, the Company has significant long-term debt that is due and payable through May 1999. The Company expects that its existing capital resources will be adequate to make scheduled debt payments and to fund its operations through December 1998, based on current expenditure levels. No assurance can be given that there will be no events affecting the Company's operations that would deplete available resources significantly before such time. The Company's future capital requirements depend on many factors, including continued progress in its research and development activities, progress with pre-clinical studies and clinical trials, prosecuting and enforcing patent claims, technological and market developments, the ability of the Company to establish product development arrangements, the cost of manufacturing scale-up and effective marketing activities and collaborative or other arrangements. The Company will seek to obtain additional funds through public or private financings, including equity or debt financings, collaborative or other arrangements with corporate partners and others, and from other sources. No assurance can be given that additional financing will be available when needed, if at all, or on terms acceptable to the Company. If adequate additional funds are not available, the Company may be required to delay, scale back or eliminate certain of its research or development activities, its manufacturing and marketing efforts, or require the Company to license to third parties certain products or technologies that the Company would otherwise seek to commercialize itself. If adequate funds are not available, there will be a material and adverse effect on the Company.

           UNCERTAINTY REGARDING ABILITY TO CONTINUE AS A GOING CONCERN. The Company's independent accountants, Arthur Andersen LLP, in their report contained in the Company's Form 10-KSB for the year ended June 30, 1998 (which is incorporated by reference herein), included an explanatory paragraph indicating their view that the Company's cash on hand was not adequate at that time to sustain operations at current levels for a one year period, and expressed substantial doubt about the ability of the Company to continue as a going concern. There can be no assurance that future financial statements will not include a similar explanatory paragraph, if the Company is unable to raise sufficient funds or generate sufficient cash flow from operations to cover the cost of its operations. The inclusion of such an explanatory paragraph could raise concerns about the ability of the Company to fulfill its contractual obligations, thereby adversely affecting the Company's relationships with third parties, and could impact the ability of the Company to complete future financings. Accordingly, the inclusion of such a paragraph in the report


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contained in the Company's Form 10-KSB and in any future financial statements could have a material adverse effect on the Company's business, business prospects, financial conditions or results of operations.

           PATENTS AND PROPRIETARY RIGHTS, NO ASSURANCE OF ENFORCEABILITY OR SIGNIFICANT COMPETITIVE ADVANTAGE. In general, the patent positions of companies relying upon biotechnology are highly uncertain and involve complex legal and factual questions. To date, no consistent policy regarding the breadth of claims that are properly accorded to biotechnology patents has emerged. There can be no assurance that patents will issue from the patent applications filed by the Company or its licensors or that the scope of any claims granted in any patent will provide meaningful proprietary protection or a competitive advantage to the Company. There can be no assurance that the validity or enforceability of patents issued or licensed to the Company will not be challenged by others or, if challenged, will be upheld by a court. In addition, there can be no assurance that competitors will not be able to circumvent any patents issued or licensed to the Company.

           There can be no assurance that the manufacture, use or sale of the Company's proposed products would not infringe patent rights of others. The Company may be unable to avoid infringement of any such patents and may have to seek a license, defend an infringement action, or challenge the validity of such patents in court. There can be no assurance that a license will be available to the Company, if at all, upon terms and conditions acceptable to the Company or that the Company will prevail in any patent litigation. Patent litigation is costly and time-consuming, and there can be no assurance that the Company will have sufficient resources to pursue such litigation. If the Company does not obtain a license under any such patents, is found liable for infringement, or if such patents are not found to be invalid, the Company may be liable for significant money damages, may encounter significant delays in bringing products to market, or may be precluded from participating in the manufacture, use or sale of products or methods of treatment covered by such patents. In addition, there can be no assurance that others will not infringe patent rights of the Company or that the Company will have sufficient resources to pursue such litigation. There can be no assurance that the Company has identified United States or foreign patents that pose a risk of infringement.

           The Company has received notice that a third party is seeking to have the United States Patent and Trademark Office ("PTO") declare an interference proceeding between a patent application owned by the third party and an issued patent owned by the Company relating to radiolabeling of peptides. The PTO has not declared an interference. If the PTO declares an interference, the Company believes that the final outcome of this proceeding, even if adverse to the Company, would not have a material adverse effect on the Company's current product development plans.

           The Company also relies on certain proprietary technologies (trade secrets and know-how) which are not patentable. Although the Company has taken steps to protect its unpatented trade secrets and know-how, in part through the use of confidentiality agreements with its employees, consultants and certain of its contractors, there can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known or be independently developed or discovered by competitors. If the Company's employees, scientific consultants, collaborators, or licensees develop inventions or processes independently that may be applicable to the Company's product candidates, disputes may arise about ownership of proprietary rights to those inventions and processes. Such inventions and processes will not necessarily become the Company's property, but may remain the property of those persons or their employers. Protracted and costly litigation could be necessary to enforce and determine the scope of the Company's proprietary rights. Failure to obtain or maintain patent and trade secret protection, for any reason, could have a material adverse effect on the Company.

           Several bills affecting patent rights have been introduced in the United States Congress. These bills address various aspects of patent law, including publication of pending patent applications, modification of the patent term, re-examination, subject matter and enforceability. It is not certain whether any of these bills will be enacted into law and whether, as enacted, they would affect the scope, validity and enforceability of the Company's patents. Accordingly, the effect of legislative change on the Company's intellectual property estate is uncertain.

           UNCERTAINTY OF DEVELOPMENT AND COMMERCIALIZATION OF LEUTECH. The Company has entered into an exclusive royalty-bearing license agreement with Wistar Institute for a defined field of use for the antibody and cell line used for LeuTech, which license agreement contains certain performance criteria and benchmark payments. Failure to meet the performance criteria for any reason or any other event of default under the license agreement leading to termination of the exclusive license agreement with Wistar Institute would have a material adverse effect on the Company. While the Company has negotiated long-term contractual arrangements for the manufacture of LeuTech, there can be no assurance that such contractors will be able to successfully manufacture LeuTech on a sustained basis or that such contractors will remain in the contract manufacturing business for the time required by the Company to market LeuTech, and failure to do so would have a material adverse effect on the Company.

           While the Company has filed an IND for LeuTech with the FDA, and intends to complete Phase 3 clinical trials in 1999 and file regulatory applications with the FDA for approval to market LeuTech for equivocal appendicitis thereafter, there can be no assurance that the Company's LeuTech development program will be successful, that the FDA will permit the Company's clinical trials to proceed as planned, that LeuTech will prove to be safe and efficacious in clinical trials, that LeuTech can be manufactured in commercially required quantities on a sustained basis at an acceptable price, that LeuTech will obtain the required regulatory approvals or that the Company or its collaborators will be successful in marketing LeuTech and in obtaining market acceptance of LeuTech. The Company or its collaborators may encounter problems and delays relating to research and development, regulatory approval, manufacturing and marketing of LeuTech. Failure to develop, obtain regulatory approval for, manufacture and market LeuTech on a timely basis would have a material adverse effect on the Company. See "Products and Technologies in Development."

           DEPENDENCE ON SOLE SOURCE CONTRACT MANUFACTURER FOR LEUTECH. The Company depends on a sole source contract manufacturer to produce and purify monoclonal antibody under GMP for use in LeuTech. The contract manufacturer is located outside the United States, and has only two facilities in which monoclonal antibodies can be produced and purified, although to date the manufacturer has produced and purified the monoclonal antibody required for LeuTech in only one of its facilities. There are, on a worldwide basis, a limited number of contract facilities in which monoclonal antibodies can be produced under GMP for use in pharmaceutical drugs, and historically it can take a substantial period of time for a contract facility to begin producing and purifying clinical grade monoclonal antibodies under GMP. The Company is accordingly dependent on the contract manufacturer to produce and purify monoclonal antibody under GMP which meets acceptance standards for LeuTech. There can be no assurance that the contract manufacturer will perform as agreed or will remain in the contract manufacturing business for the time required by the Company to successfully produce and market LeuTech, and failure to do so would have a material adverse effect on the Company.

           UNCERTAINTY OF DEVELOPMENT OF PT-14. The Company has entered into an exclusive royalty-bearing license agreement with Competitive Technologies to develop and market PT-14, which license agreement contains certain performance criteria and benchmark payments. The Company has also entered into a license and development agreement with TheraTech, including a license to certain patents owned by TheraTech, to collaboratively develop an oral transmucosal delivery system for PT-14. The agreement with TheraTech contains certain performance criteria and financial obligations. There can be no assurance that the Company and TheraTech will be able to develop an acceptable oral transmucosal delivery system for PT-14 in any reasonable period of time or for acceptable costs, if at all. Failure to meet the performance criteria for any reason or any other event of default under the foregoing agreements leading to termination of such agreements, which may have a material adverse effect on the Company. There can be no assurance that the Company's PT-14 development program will be successful, that PT-14 will prove to be safe and efficacious in clinical trials, that PT-14 will obtain required regulatory approvals or that the Company or its collaborators will be successful in obtaining market acceptance of PT-14. In addition, the Company or its collaborators may encounter problems and delays relating to research and development, regulatory approval, manufacturing and marketing of PT-14. Failure to develop, obtain regulatory approval for, manufacture and market PT-14 on a timely basis may have a material adverse effect on the Company. See "Products and Technologies in Development."

           UNCERTAINTY OF DEVELOPMENT OF MIDAS TECHNOLOGY. The Company is engaged in research and development on a number of product opportunities for its MIDAS technology, including use as an infection imaging agent and a therapeutic agent for treatment of obesity, and believes that MIDAS technology may have medical applications in a variety of areas, including immune disorders, cancers and cardiology. The Company intends to expand research and development of MIDAS technology applications primarily through strategic alliances with other entities. No assurances can be made regarding the establishment or the timing of such alliances, and the failure to establish such alliances on a timely basis could limit the Company's ability to develop MIDAS technology and could have a material adverse effect on the Company. The Company expects to devote resources to expand research and development of MIDAS technology to the extent funding is available. No prediction can be made, however, as to when or whether the areas in which there are ongoing MIDAS technology research projects will yield scientific discoveries, or whether such research projects will lead to commercial products. See "Products and Technologies in Development."

           While the Company has entered into the Option Agreement with Nihon, pursuant to which Nihon has an option to exclusively license certain products based on the Company's MIDAS technology, there can be no assurance that future payments provided for in the Option Agreement will be made, that the Company and Nihon will ever enter into a definitive license agreement, or that a definitive strategic alliance between the Company and Nihon will result in the development or commercialization of any product. In the event that Nihon gives notice of its right to negotiate a license agreement, and the parties cannot agree on terms of such license agreement, the Company will be required to repay certain monies to Nihon. Failure to enter into a definitive license agreement, or being required to repay certain monies to Nihon, may have a material adverse effect on the Company.

           GOVERNMENT REGULATION; NO ASSURANCE OF PRODUCT APPROVAL. Research, development, testing, clinical trials, manufacture, advertising and marketing, including distribution and sale, of pharmaceutical and radiopharmaceutical products are subject to extensive regulation by governmental authorities in the United States and other countries and by state regulatory authorities. This regulatory process, which includes pre-clinical studies and clinical trials of each proposed product to establish safety and effectiveness and confirmation by the FDA that good laboratory, clinical and manufacturing practices were maintained during testing and manufacturing, can take many years and requires the expenditure of substantial resources. To date, none of the proposed products being developed by the Company have been submitted for approval or approved by the FDA or any other regulatory authority for marketing, and there can be no assurance that any such product will ever be submitted or approved for marketing or that the Company will be able to obtain the labeling claims desired for its products. Delays in obtaining or failure to obtain such regulatory approvals would have a material adverse effect on the Company.

           The Company is and will continue to be dependent upon the laboratories and medical institutions conducting its pre-clinical studies and clinical trials to maintain both good laboratory and good clinical practices. There can be no assurance that such facilities will maintain such practices, which could further delay the approval process.

           When and if approvals are granted, the Company, the approved drug, the manufacture of such drug and the facilities in which such drug is manufactured are subject to ongoing regulatory review. Subsequent discovery of previously unknown problems may result in restriction on a product's use or withdrawal of the product from the market. Adverse government regulation that might arise from future legislative or administrative action, particularly as it relates to health care reform and product pricing, cannot be predicted.

           NO COMMERCIAL MANUFACTURING CAPABILITY OR EXPERIENCE. To be successful, the Company's products must be manufactured in commercial quantities under GMP requirements prescribed by the FDA and at acceptable costs. The Company intends to rely on collaborators, licensees or contract manufacturers for the commercial manufacture of its products and the Company will be dependent on such corporate partners or other entities for, and will have only limited control over, the commercial manufacturing of its products. The Company has entered into manufacturing arrangements for the manufacture of LeuTech under GMP, however, there can be no assurance that the contract manufacturers will perform as agreed or will remain in the contract manufacturing business for the time required by the Company, which would have a material adverse effect on the Company.

           LIMITED CLINICAL TRIAL EXPERIENCE. Before obtaining required regulatory approvals for the commercial sale of its proposed products, the Company must demonstrate through clinical trials that such products are safe and efficacious for use. The initiation and completion of clinical trials is dependent upon many factors, including the availability of qualified clinical investigators and access to suitable patient populations. The Company relies, in part, on third parties for preparation of regulatory filings and the design of clinical trials. There can be no assurance that the Company will be able to find appropriate third parties to provide services relating to clinical trials. Delays in initiating and completing clinical trials may result in increased trial costs and delays in FDA submissions, which would have a material adverse effect on the Company.

           A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in clinical trials, even after showing promising results in earlier studies or trials. There can be no assurance that the Company will not encounter problems in its clinical trials that will cause the Company to delay or suspend its clinical trials, that the clinical trials of its proposed products will be completed at all, that such testing will ultimately demonstrate the safety or efficacy of such proposed products or that any proposed products will receive regulatory approval on a timely basis, if at all. If any such problems occur, there would be a material adverse effect on the Company.

           LIMITED MARKETING, DISTRIBUTION OR SALES CAPABILITY AND EXPERIENCE. The Company has limited experience in marketing pharmaceutical products, including distribution and selling of pharmaceutical and radiopharmaceutical products, and will have to develop a sales force and/or rely on collaborators or licensees or on arrangements with others to provide for the marketing, distribution, and sales of its proposed products. There can be no assurance that the Company will be able to establish marketing, distribution and sales capabilities or make arrangements with third parties to perform such activities on acceptable terms, which may result in the lack of control by the Company over the marketing, distribution and sales of its proposed products and which would have a material adverse effect on the Company. In addition, there can be no assurance that the Company or any third party will be successful in marketing, distributing or selling any products, and failure to do so could have a material adverse effect on the Company.

           COMPETITION. The radiopharmaceutical and pharmaceutical industries are highly competitive. In the radiopharmaceutical industry, there are several companies devoted to development and commercialization of monoclonal antibody-based products and peptide-based products. In the development of products to treat MED, there are many companies that are commercializing products or that have programs to develop products to treat MED. In the pharmaceutical industry, there are a number of companies developing peptide-based drugs, including companies exploring a number of different approaches to making conformationally-constrained peptides for use as therapeutic drugs. The Company is likely to encounter significant competition with respect to its proposed products currently under development. Many of the Company's competitors, including those developing antibody- and peptide-based radiopharmaceutical products, products for the treatment of MED and peptide-based therapeutic products, have substantially greater financial and technological resources and marketing capabilities than the Company, and have significantly greater experience in research and development. Accordingly, the Company's competitors may succeed in developing products and underlying technologies more rapidly than the Company, and in developing products that are more effective and useful and are less costly than any that may be developed by the Company, and may also be more successful than the Company in manufacturing and marketing such products. Furthermore, the Company will compete with many other companies that currently have extensive and well-funded marketing, distribution and sales operations. Academic institutions, hospitals, governmental agencies and other public and private research organizations are also conducting research and seeking patent protection and may develop competing products or technologies on their own or through strategic alliances or collaborative arrangements. There can be no assurance that, even if the Company is successful in receiving FDA market approval for any of its proposed products, the Company or its collaborators or licensees will be able to successfully compete.

           DEPENDENCE ON THIRD-PARTY REIMBURSEMENT. Successful sales of the Company's proposed products in the United States and other countries will depend on the availability of adequate reimbursement from third-party payors such as governmental entities, managed care organizations and private insurance plans. Reimbursement by a third-party payor may depend on a number of factors, including the payor's determination that use of a product is safe and efficacious, neither experimental nor investigational, medically necessary, appropriate for the specific patient and cost effective. Since reimbursement approval is required from each payor individually, seeking such approvals is a time-consuming and costly process. Third-party payors routinely limit reimbursement coverage and in many instances are exerting significant pressure on medical suppliers to lower their prices. There is significant uncertainty concerning third-party reimbursement for the use of any pharmaceutical product incorporating new technology, and there is no assurance that third-party reimbursement will be available for the Company's proposed products, or that such reimbursement, if obtained, will be adequate. Less than full reimbursement by governmental and other third-party payors for the Company's products would adversely affect the market acceptance of these products and would also have a material adverse effect on the Company. Further, health care reimbursement systems vary from country to country, and there can be no assurance that third-party reimbursement will be made available for the Company's proposed products under any other reimbursement system.

           HEALTH CARE REFORM. The health care industry is undergoing fundamental change in the United States as a result of economic, political and regulatory influences. There exists a powerful trend toward managed care that is motivated by a desire to reduce costs and prices of health care. The Company anticipates that the health care industry, particularly insurance companies and other third-party payors, will continue to promote cost containment measures and alternative health care delivery systems, and political debate of these issues will most likely continue. The Company cannot predict which specific reforms will be proposed or adopted by industry or government or the precise effect that such proposals or adoption may have on the Company. There can be no assurance that health care reform initiatives will not have a material adverse effect on the Company.

           CONDUCTING BUSINESS ABROAD. To the extent the Company conducts business outside the United States, it may do so through licenses, joint ventures or other contractual arrangements for the development, manufacturing and marketing of its proposed products. No assurance can be given that the Company will be able to establish suitable arrangements, that the necessary foreign regulatory approvals for its proposed product will be obtained, that foreign patent coverage will be available or that the development and marketing of its proposed products through such licenses, joint ventures or other contractual arrangements will be successful. The Company might also have greater difficulty obtaining proprietary protection for its proposed products and technologies outside the United States and enforcing its rights in foreign courts. Furthermore, international operations and sales may be limited or disrupted by the imposition of governmental controls regulation of medical products, export license requirements, political instability, trade restrictions, changes in tariffs, exchange rate fluctuations and difficulties in managing international operations.

           RISK OF LIABILITY; ADEQUACY OF INSURANCE COVERAGE; RISK OF PRODUCT RECALL. The Company's business may be affected by potential product liability risks which are inherent in the testing, manufacturing and marketing of proposed pharmaceutical products to be developed by the Company. There can be no assurance that product liability claims will not be asserted against the Company, its collaborators or licensees. The use of proposed products developed by the Company in clinical trials and the subsequent sale of such proposed products is likely to cause the Company to bear all or a portion of those risks. Such litigation claims could have a material adverse effect on the Company. The Company has liability insurance providing up to $5,000,000 coverage per occurrence and in the aggregate as to certain clinical trial risks, and will seek to obtain additional product liability insurance before the commercialization of its products. There can be no assurance, however, that insurance will be available to the Company on acceptable terms, if at all, or that such coverage once obtained would be adequate to protect the Company against future claims or that a medical malpractice or other claim would not materially and adversely affect the Company. Furthermore, there can be no assurance that any collaborators or licensees of the Company will agree to indemnify the Company, be sufficiently insured or have a net worth sufficient to satisfy any such product liability claims. In addition, products such as those proposed to be sold by the Company may be subject to recall for unforeseen reasons. Such a recall could have a material adverse effect on the Company.

           DEPENDENCE ON KEY MANAGEMENT AND QUALIFIED PERSONNEL; LIMITED PERSONNEL; DEPENDENCE ON CONTRACTORS. The Company is highly dependent upon the efforts of its management. The loss of the services of one or more members of management could impede the achievement of development objectives. The Company's Chairman of the Board, Chief Executive Officer and President, and the Company's Vice President and Chief Financial Officer, also serve as the Chairman of the Board and the Chief Financial Officer of Derma Sciences, Inc. ("Derma Sciences"), a publicly traded medical technology company. These individuals devote their business time to the business and interests of both companies as is necessary to perform their duties for such companies. The Board of Directors does not believe that there is a conflict of interest between the business of the Company and Derma Sciences because, among other things, the Company is in the business of discovery and development of pharmaceuticals and Derma Sciences is in the business of selling devices and products for wound care. Due to the specialized scientific nature of the Company's business, the Company is also highly dependent upon its ability to attract and retain qualified scientific and technical personnel. There is intense competition for qualified personnel in the areas of the Company's activities and there can be no assurance that the Company can presently, or will be able to continue to, attract and retain the qualified personnel necessary for the development of its existing business and its expansion into areas and activities requiring additional expertise. In addition, the Company's intended or possible growth and expansion into areas requiring additional skill and expertise, such as marketing, including sales and distribution, will require the addition of new management personnel and the development of additional expertise by existing management personnel. The loss of, or failure to recruit, scientific, technical and marketing and managerial personnel could have a material adverse effect on the Company.

            The Company relies, in substantial part, and for the foreseeable future will rely, on certain independent organizations, advisors and consultants to provide certain services, including substantially all aspects of manufacturing and certain aspects of regulatory approval and clinical management. There can be no assurance that the services of independent organizations, advisors and consultants will continue to be available to the Company on a timely basis when needed, or that the Company could find qualified replacements. The Company's advisors and consultants generally sign agreements that provide for confidentiality of the Company's proprietary information. However, there can be no assurance that the Company will be able to maintain the confidentiality of the Company's technology, the dissemination of which could have a material adverse effect on the Company.

           POSSIBLE "YEAR 2000" PROBLEMS. Although the Company believes that its computer systems and software products are fully Year 2000 compatible, it is possible that certain computer systems or software products of the Company's suppliers and contractors may not accept input of, store, manipulate and output dates prior to the Year 2000 or thereafter without error or interruption. The Company is requesting assurances from all software vendors from which it has purchased or from which it may purchase software that such software will correctly process all date information at all times. Furthermore, the Company is querying its suppliers and contractors as to their progress in identifying and addressing problems that their computer systems will face in correct processing date information as the Year 2000 approaches. However, there can be no assurance that the Company will identify all date-handling problems of its suppliers and contractors in advance of their occurrence, or that the Company will be able to successfully remedy problems that are discovered. The expense of the Company's efforts to identify and address such problems, or the expenses or liabilities to which the Company may become subject as a result of such problems, could have a material adverse effect on the Company.

           HAZARDOUS MATERIALS; COMPLIANCE WITH ENVIRONMENTAL REGULATIONS. The Company's research and development involves the controlled use of hazardous materials, chemicals and various radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. The Company may incur substantial costs to comply with environmental regulations if the Company develops manufacturing capacity. In addition, there can be no assurance that current or future environmental laws, rules, regulations or policies will not have a material adverse effect on the Company.

           CERTAIN INTERLOCKING RELATIONSHIPS; POTENTIAL CONFLICTS OF INTEREST. One of the directors of the Company is an officer of Paramount Capital, Inc. and of Paramount Capital Investments, LLC ("Paramount Capital Investments"). Paramount Capital Investments is a merchant bank and venture capital firm specializing in biotechnology and biopharmaceutical companies. In the regular course of its business, Paramount Capital Investments identifies, evaluates and pursues investment opportunities in biomedical and pharmaceutical products, technologies and companies. Generally, Delaware corporate law requires that any transactions between the Company and any of its affiliates be on terms that, when taken as a whole, are substantially as favorable to the Company as those then reasonably obtainable from a person who is not an affiliate in an arms-length transaction. Nevertheless, neither Paramount Capital Investments nor any other person is obligated pursuant to any agreement or understanding with the Company to make any additional products or technologies available to the Company, and there can be no assurance, and purchasers of the Common Stock should not expect, that any biomedical or pharmaceutical product or technology identified by Paramount Capital Investments or any other person in the future will be made available to the Company. In addition, certain of the officers, directors, consultants and advisors to the Company do and may from time to time serve as officers, directors, consultants or advisors to other pharmaceutical or biotechnology companies, or to investment banking, venture capital or similar firms. There can be no assurance that such other companies or firms will not in the future have interests in conflict with those of the Company.

           POTENTIAL VOLATILITY OF PRICE; LOW TRADING VOLUME. The market price of the Common Stock, like that of many other development-stage public pharmaceutical or biotechnology companies, has been highly volatile and may be so in the future. Factors such as announcements of technological innovations or new commercial products by the Company or its competitors, disclosure of results of preclinical and clinical testing, adverse reactions to products, governmental regulation and approvals, developments in patent or other proprietary rights, public or regulatory agency concerns as to the safety of products developed by the Company, litigation and general market conditions may have a significant adverse effect on the market price of the Common Stock. In addition, in general, the Common Stock has been thinly traded, which may affect the ability of the Company's stockholders to sell shares of the Common Stock in the public market. There can be no assurance that a more active trading market will develop in the future. Further, the stock market has from time to time experienced extreme price and volume fluctuations that may be unrelated to the operating performance of particular companies. Such fluctuations may adversely affect the price of the Common Stock.

           CONTROL BY OFFICERS, DIRECTORS, AND EXISTING STOCKHOLDERS. The Company's executive officers, directors, five percent (5%) stockholders and affiliated entities together hold approximately 26.2% of the voting power based on Common Stock and Series A Convertible Preferred Stock outstanding as of the date of this Prospectus, and hold options or warrants to acquire a significant additional number of shares of Common Stock and Series A Convertible Preferred Stock. As a result, these stockholders, acting together, will be able to influence significantly most matters requiring approval by the stockholders of the Company, including the election of directors. Such a concentration of ownership may have the effect of delaying or preventing a change in control of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

           ANTI-TAKEOVER CONSIDERATIONS. The Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"), of which 264,000 are authorized for issuance as shares of Series A Convertible Preferred Stock and 18,856 are authorized for issuance as shares of Series B Convertible Preferred Stock. The Company's Board of Directors has the authority, without action by the Company's stockholders, to issue shares of preferred stock, and to fix the rights and preferences of such preferred stock, except as limited in the Certificates of Designations relating to the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue a new series of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. Such authority, together with certain provisions of Delaware law and of the Company's Certificate of Incorporation and bylaws, may have the effect of delaying, deterring or preventing a change in control of the Company, may discourage bids for the Company's Common Stock at a premium over the market price and may adversely affect the market price, and the voting and other rights of the holders, of the Common Stock. Although the Company has no present intention to issue any additional shares of its preferred stock, other than those already authorized for issuance upon exercise of certain outstanding warrants to purchase Series A Convertible Preferred Stock, there can be no assurance that the Company will not do so in the future.

           IMMEDIATE AND SUBSTANTIAL DILUTION. An investor in this Offering will experience immediate and substantial dilution. As of June 30, 1998, the Company had a net tangible book value of approximately $3,389,547, or approximately $0.50 per share of Common Stock, assuming conversion of all outstanding Series A Convertible Preferred Stock and Series B Convertible Preferred Stock and no exercise of any warrants or options.

           NO DIVIDENDS. The Company has not paid cash dividends on its Common Stock since its inception and does not intend to pay any dividends on its Common Stock in the foreseeable future. The Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock have dividend preferences.

           SHARES ELIGIBLE FOR FUTURE SALE; EXERCISE OF OPTIONS AND WARRANTS MAY HAVE A DILUTIVE EFFECT ON MARKET; EFFECT ON ABILITY TO RAISE CAPITAL. Of the 4,676,352 shares of Common Stock outstanding, 4,601,268 are freely tradable, and are not subject to any restrictions, either under securities laws or under lock-up or other restrictive agreements. There are currently 77,972 shares of Series A Convertible Preferred Stock outstanding which are currently convertible into 1,601,067 shares of Common Stock at a conversion rate which is subject to adjustment under certain circumstances. There are currently 18,875 shares of Series B Convertible Preferred Stock outstanding which are currently convertible into 536,221 shares of Common Stock at a conversion rate which is subject to adjustment under certain circumstances. Additional Common Stock, including up to 1,875,160 shares issuable upon the exercise of outstanding options and warrants, may become eligible for sale in the public market from time to time in the future. The Company has filed two registration statements on Form S-3 to register up to 7,320,794 shares of Common Stock, including Common Stock issuable on conversion of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, and on exercise of certain warrants, and has filed a registration statement on Form S-8 to register up to 1,279,144 shares of Common Stock available for issuance under certain option grants, including the Company's 1996 Stock Option Plan. The Company's outstanding options and warrants will provide, during their term, an opportunity for the holder to profit, upon exercise, from a rise in any market price of the Company's Common Stock, with resulting dilution in the ownership interest in the Company held by the then present stockholders. Many of the options and warrants are likely to be exercised at a time when the Company might be able to obtain additional equity capital on more favorable terms. While those options and warrants are outstanding, they may adversely affect the terms on which the Company could obtain capital. The Company cannot predict the effect, if any, that market sales of Common Stock, the exercise of any options or warrants, or the availability of such Common Stock for sale will have on the market price prevailing from time to time.


                                 USE OF PROCEEDS

           The Company will not receive any proceeds from the sale of the Registered Shares.



                            DESCRIPTION OF SECURITIES

           The Company is authorized to issue 75,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock.

COMMON STOCK

           As of the date of this Prospectus, there are 4,676,352 shares of Common Stock outstanding and a maximum of 4,009,406 shares of Common Stock issuable on conversion or exercise of securities convertible into or exercisable for Common Stock at conversion and exercise rates effective as of the date of this Prospectus, including shares of Common Stock issuable on conversion of all outstanding Preferred Stock. Holders of Common Stock have one vote per share and have no preemption rights. Holders of Common Stock have the right to participate ratably in all distributions, whether of dividends or assets in liquidation, dissolution or winding up, subject to any superior rights of holders of Preferred Stock outstanding at the time.

PREFERRED STOCK

           Two series of Preferred Stock have been established: 264,000 shares of Series A Convertible Preferred Stock, of which 77,972 shares are outstanding and 13,778 shares are issuable upon exercise of outstanding warrants to purchase Series A Convertible Preferred Stock; and 18,875 shares of Series B Convertible Preferred Stock, of which all 18,875 shares are outstanding.



                              SELLING STOCKHOLDERS

           This Prospectus offers the Registered Shares for resale by the Selling Stockholders.

           Common Stock ownership information in the following table is based solely upon (i) information furnished to the Company by the Selling Stockholders, (ii) reports furnished to the Company pursuant to the rules of the Commission and (iii) the Company's stock ownership records.

           The following table sets forth as of the date of this Prospectus (i) the name of the Selling Stockholder, (ii) the number of shares of Common Stock which the Selling Stockholder owns or are issuable before the Offering, (iii) the number of shares of Common Stock included in this Registration Statement,
(iv) the number of shares of Common Stock which the Selling Stockholder will own or which are issuable following the completion of the Offering (assuming the sale of all Registered Shares and no other dispositions or acquisitions of Common Stock) and (v) the percentage of shares of Common Stock which the Selling Stockholder will own or which are issuable following the completion of the Offering (assuming the sale of all Registered Shares and no other dispositions or acquisitions of Common Stock). Except as noted, the Selling Stockholders have not had, within the past three years, any position, office or other material relationship with the Company or any of the Company's predecessors or affiliates.

                                   SHARES OF                                SHARES OF             PERCENT OF
                               COMMON STOCK OWNED                       COMMON STOCK OWNED     COMMON STOCK OWNED
         BEFORE OFFERING          OR ISSUABLE       REGISTERED              OR ISSUABLE           OR ISSUABLE
NAME OF SELLING STOCKHOLDER     BEFORE OFFERING       SHARES             AFTER OFFERING (1)    AFTER OFFERING (1)
---------------------------    -----------------    ----------          -------------------    ------------------
TheraTech, Inc. (2)                363,636            363,636                       0                  *
Timothy McInerney (3) (4)          103,970             10,000                  93,970                  2%
-------------------------

* indicates less than one percent

(1)        Assumes sale of all Registered Shares offered hereby.
(2) In March 1998, the Company entered into a License and Development Agreement with TheraTech in connection with, among other things, the development of PT-14. One of the directors of the Company is also a director of TheraTech.
(3) Employee of Paramount Capital, Inc. ("Paramount Capital"). Paramount Capital has acted as finder or placement agent in connection with various financings of the Company, including the offerings of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, and is a party to an introduction agreement under which Paramount Capital acted as the Company's non-exclusive financial advisor. One of the directors of the Company is also an officer of Paramount Capital.
(4) Includes shares of Common Stock and shares of Series A Convertible Preferred Stock (as if converted) issuable upon exercise of warrants, but does not include any additional shares issuable in the event of an adjustment in the number of shares obtainable upon the exercise of certain warrants or a decrease in the conversion price applicable to the Series A Convertible Preferred Stock.


                              PLAN OF DISTRIBUTION

           The Selling Stockholders may, from time to time, sell all or a portion of the Registered Shares on the Nasdaq SmallCap, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Registered Shares may be sold by the Selling Stockholders by one or more of the following methods, without limitation: (a) block trades in which the broker or dealer so engaged will attempt to sell the Registered Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) an exchange distribution in accordance with the rules of such exchange, (d) ordinary brokerage transactions and transaction in which the broker solicits purchasers, (e) privately negotiated transactions, (f) short sales and (g) combinations of any such methods of sale. In effecting sales, brokers and dealers engaged by a Selling Stockholder may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a Selling Stockholder (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a Selling Stockholder to sell a specified number of such Registered Shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for such Selling Stockholder, to purchase as a principal any unsold Registered Shares at the price required to fulfill the broker-dealer commitment to such Selling Stockholder. Broker-dealers who acquire Registered Shares as a principal may thereafter resell such Registered Shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Registered Shares commissions as described above. Selling Stockholders may also sell the Registered Shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus.

           There can be no assurance that the Selling Stockholders will sell any or all of the Registered Shares offered by it hereunder.

           The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the sale of the Registered Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Registered Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

           The Company has, as of the date of this Prospectus, informed the Selling Stockholders that the anti-manipulation provisions of Regulation M promulgated under the Exchange Act may apply to the sales of Registered Shares. The Company has also advised the Selling Stockholders of the requirement for delivery of this Prospectus in connection with any sale of the Registered Shares.

           The Selling Stockholders may from time to time purchase shares of Common Stock in the open market. The Company has, as of the date of this Prospectus, informed the Selling Stockholders that they should not commence any distribution of the Registered Shares unless they have terminated purchasing of, bidding for and attempting to induce any other person to bid for or purchase Common Stock in the open market as provided in applicable securities regulations, including Regulation M.

           The Company has registered the Registered Shares (the "Registration") under the Securities Act on behalf of the Selling Stockholders, and in the case of TheraTech, pursuant to registration rights contained in the agreement by which TheraTech acquired the Registered Shares. The Company will pay all expenses of the Registration, and of qualification or exemption of the Registered Shares under state securities laws. The Company is obligated, as to TheraTech, to use its best efforts to keep the Registration effective until the earlier of (i) the second anniversary of the effective date of the Registration or (ii) the date on which all the Registered Shares have been sold pursuant to the Registration or (iii) when all the Registered Shares have been sold pursuant to Rule 144 under the Securities Act or may be sold under Rule 144(k) under the Securities Act (or any similar provisions then in force).



                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

           The Company has obtained a directors' and officers' liability insurance policy which covers, among other things, certain liabilities arising under the Securities Act.

           In the agreement with TheraTech pursuant to which the Company has registered the Registered Shares in the Registration Statement, the Company has agreed, to the extent permitted by law, to indemnify such Selling Stockholder (including control persons, officers, directors, employees and agents of such Selling Stockholder) against liabilities arising out or based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact contained in the Registration Statement or this Prospectus, except to the extent that the untrue statement or omission is based on written information provided by such Selling Stockholder for inclusion in the Registration Statement or this Prospectus, but not to the extent that the untrue statement or omission was completely corrected in an amendment or supplement to this Prospectus, which amendment or supplement was furnished to the Selling Stockholder, and such Selling Stockholder thereafter failed to deliver this Prospectus as so amended or supplemented, prior to or concurrently with the sale of Registered Shares to the person asserting such loss, claim, damage, liability or expense. Such Selling Stockholder has agreed to indemnify the Company (including its directors, officers, and control persons) to the same extent as the indemnity from the Company to such Selling Stockholder, but only with respect to written information provided by such Selling Stockholder for inclusion in the Registration Statement or this Prospectus, and only in an amount no greater than the net proceeds received by such Selling Stockholder upon the sale of the Registered Shares giving rise to the indemnification obligation.

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.



                                  LEGAL MATTERS

           Certain legal matters relating to the Registered Shares offered hereby will be passed upon for the Company by Graham & James LLP, New York, New York, counsel to the Company. Certain members of Graham & James LLP have been granted options under the 1996 Stock Option Plan to purchase an aggregate of 12,500 shares of Common Stock at an exercise price of $8.00 per share, which options are immediately exercisable and expires on January 3, 2007, and an option to purchase 5,000 shares of Common Stock at an exercise price of $6.00 per share, which option is partially exercisable and expires on January 21, 2008.



                                     EXPERTS

           The consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said report, which includes an explanatory paragraph regarding the Company's ability to continue as a going concern.



                              -------------------





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--------------------------------------------------------------------------------

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               -------------------
                                TABLE OF CONTENTS

         Item                                                     Page Number
     ------------                                               ---------------
Available Information.........................................Inside Front Cover
Documents Incorporated By Reference...........................Inside Front Cover
Business Summary.......................................................1
Risk Factors...........................................................5
Use of Proceeds.......................................................15
Description of Securities.............................................15
Selling Stockholders..................................................15
Plan of Distribution..................................................16
Indemnification for Securities Act Liabilities........................17
Legal Matters.........................................................18
Experts...............................................................18
Table of Contents.............................................Outside Back Cover


                              -------------------

                                     373,636
                                  COMMON STOCK


                                 [LOGO OMITTED]



                           PALATIN TECHNOLOGIES, INC.


                               -------------------

                                   PROSPECTUS

                              -------------------